BRANDES INTERNATIONAL TRUST
                               MULTIPLE CLASS PLAN



          This Multiple Class Plan ("Plan") has been prepared, pursuant to the requirements of rule 18f-3(d) under the Investment Company Act of 1940 ("Investment Company Act" or "Act"), in connection with the offer and sale of shares of Brandes International Trust (the "Company"). The Company is a multiple class fund within the meaning of rule 18f-3.

          In accordance with the requirements of rule 18f-3, this Plan describes the differences among the classes of shares that are issued by the Company, including the various services offered to shareholders, the distribution arrangement that pertains to each class, the methods of allocating expenses relating to those differences, and the conversion features or exchange privileges relating to the classes.

          This Plan shall become effective immediately upon filing with the Securities and Exchange Commission as an exhibit to the Form N-1A filed for registering shares of the Company.

                                  I. Background

          The Company is an open-end investment company registered under the Investment Company Act. The Company currently has two series of shares (each a "Fund"). Each Fund seeks long-term capital appreciation by investing principally in equity securities of foreign issuers.

          Each Fund has three classes of shares, Class A, Class C, and Institutional Class. The classes of each Fund represent interests in the same portfolio of investments held by the Fund and, except as described below, are identical in all respects. The classes differ in the following respects: (1) in the manner in which an investor may pay for the distribution of shares of the Fund; (2) in the expenses that may be incurred by one class as compared to the others, and in the method of allocating expenses among the classes; and (3) in the voting rights accorded to each class. These differences are discussed below in more detail.



                          II. Discussion of Differences

          A. Distribution and Service Arrangements

          Any investor in a Fund which does not qualify for the purchase of Institutional Class shares may pay for the distribution of Fund shares in one of two ways: by paying a front-end sales load in connection with the purchase of Class A shares, or by paying a "contingent deferred sales charge" in connection with the purchase of Class C shares. These two arrangements permit such an investor to choose the method of purchasing shares that the investor determines is most beneficial given the amount of the purchase, the length of time the investor expects to hold the shares, and other circumstances.

          For example, an investor who intends to remain invested for the long-term may decide to purchase a Class A share and pay a front-end sales load since, over the long-term, as described below, a purchaser of Class C shares may pay more under a "contingent deferred sales charge" design than an investor who pays a front-end sales load in connection with the purchase of Class A shares. In addition, an investor who may qualify for a significantly reduced sales load in connection with the purchase of Class A shares, as described below, may find it more advantageous to purchase such shares.

          A Class A shareholder of the Fund pays a distribution fee and a front-end sales charge of up to 4.75% of the offering price at time of investing in the Fund. The offering price is based on the Fund's net asset value per share plus the front-end sales load. (A Class A shareholder of the Fund who pays no front-end sales charge as a result of purchasing shares in excess of $1,000,000, and who redeems such shares within twelve months of the date of purchase, pays a "contingent deferred sales load" ("CDSL") at the level of 1.00% of the lesser of the current market value or the cost of the shares being redeemed.) The distribution fee is assessed pursuant to a Distribution Plan adopted by the Board of Trustees of the Company in accordance with the requirements of rule 12 under the Investment Company Act. This fee is assessed at the current annual rate of 0.25% of the average net assets of the Fund. In addition, a Class A shareholder of the Fund pays a shareholder servicing fee assessed at the annual rate of 0.10% of the average net assets of the Fund. The shareholder servicing fee is deducted pursuant to a Shareholder Service Plan that has been adopted by the Board of Trustees of the Company.

          A Class C shareholder of the Fund pays a "contingent deferred sales charge" consisting of a distribution fee and a CDSL. The CDSL is assessed upon the redemption of Class C shares within twelve months of the date of their purchase, and has been established at the level of 1.00% of the lesser of the current market value or the cost of the shares being redeemed. A Class C shareholder of a Fund also pays an annual distribution fee of 0.75% of average net assets, and a shareholder servicing fee assessed at a rate of 0.25% of the average annual net assets of the Fund.

          An institutional investor in a Fund may purchase Institutional Class shares of the Fund. Institutional Class shares have no front-end or deferred sales charge, and do not pay distribution or shareholder service fees. Institutional investors include qualified retirement plans, foundations, endowments, corporations, and other taxable and tax-exempt investors that would otherwise generally qualify as advisory clients of Brandes Investment Partners, Inc., the investment advisor to the Company.

          The net income attributable to Class A shares and Class C shares and the dividends payable on Class A shares and Class C shares will be reduced by the amount of the respective distribution and shareholder servicing fees attributable to such shares. The net income attributable to all classes of shares will also be reduced by certain incremental expenses, as described below.

          Over time, the accumulated continuing distribution and shareholder servicing fees related to Class C shares may exceed the initial sales load and ongoing distribution and shareholder servicing fees related to Class A shares. Such ongoing fees, however, will be offset to the extent any return is realized on the additional funds that will be invested under the "contingent deferred sales charge" distribution alternative when compared with the funds invested under the front-end sales load method of paying for distribution.

          Sales personnel may receive different compensation for selling Class A, Class C and Institutional Class shares, and only Class A, Class C or Institutional Class shares may be available for purchase through certain securities dealers.


          B. Paying for Expenses

             1. Expenses Allocated to a Particular Class

             Certain expenses of each Fund will be allocated solely to a particular class of shares of the Fund because they relate only to the distribution of shares of that class. Such expenses include:

          (a) distribution expenses associated with the sale of Class A and Class C shares and for which a distribution fee will be assessed;

          (b) shareholder servicing expenses associated with the servicing of Class A and Class C shareholders and for which a shareholder servicing fee will be assessed;

          (c) incremental transfer agent fees identified by the transfer agent as being attributable to a specific class;

          (d) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to shareholders of a particular class;

          (e)   blue sky registration fees incurred by a particular class;

          (f)   SEC registration fees incurred by a particular class;

          (g)   the  expenses  of  administrative   personnel  and  services  as
                required to support the shareholders of a particular class;

          (h)   litigation or other legal expenses relating to one class;

          (i) trustees' fees incurred as a result of issues relating to one class;

          (j) any other incremental expenses subsequently identified that should be properly allocated to one class of shares.

                2.        Expenses Allocated to All Classes

                Other expenses of each Fund will be allocated to all classes of shares of the Fund in accordance with the requirements of rule 18f-3(c). These include the management fee paid to Brandes Investment Partners, Inc., the advisor to the Fund; the custodial fee; and certain other expenses of the Fund. These expenses will be allocated to each class of the Fund based on the net asset value of such class in relation to the net asset value of the Fund.


          C.        Differences in Services Offered

                Holders of Class A shares of a Fund may obtain a reduced sales charge by purchasing shares with an aggregate price in excess of $50,000. Holders of Class A shares are also permitted, under a right of accumulation, to obtain a reduced sales charge when purchasing such shares by aggregating their current purchase with existing share holdings in order to qualify for a quantity discount. Under this right, Class A shareholders may aggregate only those existing shares on which a sales load was paid. Alternatively, a Class A shareholder may obtain a reduced sales load by means of a written letter of intent expressing such shareholder's non-binding commitment to invest, in the aggregate, $50,000 or more within a thirteen month period.

                Holders of Class C shares are not eligible for any quantity discounts or other reductions in sales load. Holders of Institutional Class shares pay no sales load.


          C.        Voting of Class Shares

                Class A and Class C shareholders of each Fund have exclusive voting rights with respect to the approval of the Distribution Plan with respect to their class. In all other respects, the voting rights of a Class A, Class C and Institutional Class shareholder of a Fund are the same. Each shareholder is entitled to one vote for each full share held and fractional votes for fractional shares held. Shareholders will vote in the aggregate and not by class or series, except as noted above and where otherwise required by law (or when permitted by the Board of Trustees).


Dated:  _________, 1996



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